PricewaterhouseCoopers LLP
Chartered Accountants
Mississauga Executive Centre
One Robert Speck Parkway, Suite 1100
Mississauga, Ontario
Canada L4Z 3M3
Telephone +1 905 949 7400
Facsimile +1 905 949 7415

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Form S-8 of Laidlaw International, Inc. of our reports dated November 18, 2003 relating to the financial statements and financial statement schedules, which appear in Laidlaw International, Inc.’s Annual Report on Form 10-K for the period ended August 31, 2003.

PricewaterhouseCoopers LLP
Mississauga, Ontario
April 14, 2004

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.